Exhibit 99.1

General Growth Properties, Inc.
News Release	110 N. Wacker Dr.
FOR IMMEDIATE RELEASE	Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
CONTACT:
Tim Goebel
General Growth Properties, Inc
P: (312) 960-5199
General Growth Announces Litigation Settlement and
Operating Partnership Unit Conversion
Chicago, Illinois, January 5, 2009- General Growth Properties, Inc. (NYSE:GGP) announced that the lawsuit brought by Caruso Affiliated Holdings LLC relating to Glendale Galleria, a California mall owned by the Company’s GGP/Homart II joint venture, has been settled for $48 million. The Company will not be reimbursed for any portion of this payment by its fifty percent joint venture partner in GGP/Homart II, and it will also reimburse $5.5 million of costs to such joint venture partner in connection with the settlement.
The lawsuit, which was being appealed by the Company, was commenced by Caruso in February 2004 and resulted in a judgment of $89.2 million in compensatory and punitive damages in December 2007. The Company paid the settlement and costs using a portion of the cash collateral held as security for the appeal. As a result of the settlement, previously recorded expenses equal to the judgment amount and certain related expenses will be reversed to the extent necessary to reflect the settlement. Such adjustments will result in an increase in Funds From Operations of approximately $0.16 per fully diluted share and an increase in earnings per share — diluted of approximately $0.19 for the fourth quarter of 2008.
Adam Metz, interim Chief Executive Officer of General Growth, stated that, “Settlement allows us to put this matter behind us and focus on the Company’s ongoing operations and strategic evaluations.”
GGP also announced that MB Capital Units LLC, pursuant to the Rights Agreement dated July 27, 1993, converted 42,350,000 common partnership units held in the Company’s operating partnership, GGP Limited Partnership, into 42,350, 000 shares of GGP common stock. As a result of this conversion, there are approximately 311.3 million shares of GGP common stock issued and outstanding.
General Growth is a U.S. based, publicly traded Real Estate Investment Trust. The Company currently has an ownership interest in or management responsibility for a portfolio of more than 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol “GGP”. For more information, please visit the Company Web site at www.ggp.com.

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our liquidity and refinancing demands, our ability to successfully manage our strategic and financial review, our level of indebtedness and interest rates, retail and credit market conditions, tenant occupancy and tenant bankruptcies, impairments, land sales in the Master Planned Communities segment, and the cost and success of development and re-development projects. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
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